Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 24, 2022, with respect to the financial statements of Federated Hermes Michigan Intermediate Municipal Fund, a portfolio in the Federated Hermes Municipal Securities Income Trust, as of August 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 27, 2022